Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-156881) and on Form S-8 (File Nos. 333-156882 and 333-53600) of our report dated March 18, 2010, on the consolidated financial statements of MutualFirst Financial, Inc. as of December 31, 2009 and 2008, and for the years ended December 31, 2009, 2008 and 2007, which report is included in MutualFirst Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ BKD, LLP

Indianapolis, Indiana
March 18, 2010